Exhibit 10.2

SEPARATION AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made this 2nd day of April 2025 between David Lazar (the “Director”) and LQR House, Inc. (the “Company”).

WHEREAS, the Director joined the Company’s board of directors (the “Board”) in October 2024;

WHEREAS, the Director has agreed to resign from the Board upon receipt of the payment specified in Section 2 of this Agreement (the “Effective Date”); and

WHEREAS, both the Company and the Director desire to settle any actual or potential differences and disputes relating to their relationship,

THEREFORE, both parties voluntarily agree to the following terms:

1.	Effective as of the Effective Date, the Director’s membership of the Board of Directors shall cease.

2.	The Director is under no obligation to pay any sum as a result of his resignation. Any payment described below will only be made following the execution of this agreement and of certain assignment agreements related to a placing of securities by Laferty & Co., Inc. The obligation to deliver the shares described below will, in addition, be conditioned on the Director’s entry into a lock-up agreement with the Company with respect to such shares.

a.	The Company agrees to pay the Director $415,000 in consideration of the promises and covenants made in this Agreement, as well as 100,000 shares of the Company’s common stock, par value $0.0001.

3.	The Company is under no obligation to pay any compensation beyond what is expressly stated in Section 2.

4.	The Director agrees that he will not in any way disparage the Company or its subsidiaries, affiliates, officers, or stakeholders in any way, whether verbal or written.

5.	The Director hereby releases the Company and all of the Company’s associates and affiliates from any claims, liabilities, charges, or actions, whether known or unknown at the time of this Agreement, to the extent that such claims are in any way connected to or arise out of the Director’s service on the Board.

6.	The Director will not disclose any confidential information that he may have been privy to during his period of service on the Board.

7.	Nothing in this Agreement constitutes an admission of wrongdoing by the Company or by the Director.

8.	The Company makes no further agreements related to the Director’s resignation or service beyond what is expressly stated in this Agreement.

9.	This Agreement shall be governed and interpreted according to the laws of New York. Any disputes arising hereunder shall also be subject to the laws of New York without regard to conflicts of laws principles. Both parties hereto hereby exclusively and irrevocably submit to, and waive any objection against, the exclusive jurisdiction and venue of any state or federal court sitting in the Borough of Manhattan in New York, New York over any proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective by affixing their signatures below.

David Lazar

/s/ David Lazar

Address for notices:
30B, Tower 200 The Towers Winston Churchill
San Francisco, Paitilla Panama City 07196 Panama
david@activistinvestingllc.com

LQR House, Inc.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Director

Address for notices:
6800 Indian Creek Drive Miami, Florida 33141 sean@lqrhouse.com